Exhibit 10.61
Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, MN 55402-3232
612 758 5200 phone
612 758 5201 fax
www.fairisaac.com

CONFIDENTIAL
May 29, 2007
Mr. Mark R. Scadina
1066 Laurie Avenue
San Jose, CA 95125
Dear Mark:
On behalf of Fair Isaac Corporation, I am pleased to offer you the position of Vice President, General Counsel and Corporate Secretary reporting directly to me. The terms of the offer, subject to final approval by the Compensation Committee of our Board of Directors, are described below:
1.	Your job title will be Vice President, General Counsel. In addition, this role will hold the officer position of Corporate Secretary upon appointment by the Board of Directors, an action we anticipate occurring commensurate with or immediately following your hire date. Your start date will be mutually agreed upon following your acceptance of this offer.

2.	Your employment is contingent on the results of a background check, which includes a criminal records check, reference checks and verification of both education and employment history. It is our understanding that you have no outstanding limitations imposed by a current or prior employer that will impair, in any way, your ability perform as a senior leader with Fair Isaac Corporation. If the results of your background check reveal information that is inconsistent with our standards, or if such a referenced employment limitation is found to exist, this offer may be rescinded or your employment with Fair Isaac Corporation may be subject to immediate termination.
3.	Your starting annual base salary will be $325,000 (less tax withholding), calculated and paid on established bi-weekly payroll dates.
4.	You will participate in Fair Isaac’s Management Incentive Plan, a copy of which has been provided to you separately. This is a discretionary bonus plan involving the opportunity for semi-annual awards. As such, it is funded by company achievement of targeted financial results with individual awards then determined by management. Annual cumulative awards under this Plan will range from between zero and 100% of annual base salary with your annual targeted award level under the plan, should both the company and you achieved desired goals, being 50 percent of base salary. Your cumulative award(s) under this plan for the period beginning with your hire date and continuing through the fiscal 2008 performance period are guaranteed to be no less than $162,500, less applicable taxes.

Offer Letter — Scadina

5.	You will receive an initial long-term incentive award consisting of 95,000 non-qualified stock option shares with an exercise price equal to the closing market value on your hire effective date. In addition, you will receive 30,000 restricted stock units. Twenty-five percent of both non-qualified stock option shares and restricted stock units will vest on each anniversary date of the grant. You will be eligible to receive additional long-term incentive awards consistent with the company’s performance-based grant cycles.
6.	You will be offered participation in a Management Change-in-Control Agreement, subject to approval of the Company’s Board of Directors, which, among other things, will provide for accelerated vesting of unvested long-term incentive holdings and enhanced severance benefits in the event of a qualified change-in-control of Fair Isaac followed by a qualified termination of your employment. A copy of the template Agreement has been provided to you separately. In addition, in the event that the Company enters into a change-in-control agreement at any time with a Company executive other than the Company CEO, and such agreement contains terms that are more favorable to such other executive (including more favorable economic terms in the event of a change in control), then the Company shall be required to make such more favorable terms available to you as of the effective date of the other agreement.
7.	You agree to relocate yourself and your family to the Minneapolis, Minnesota metropolitan area within six months of your hire date. During this relocation period, you will be expected to office out of the Minneapolis headquarters office, except that you will be permitted to office up to ten business days in the Company San Jose, CA office during this initial six month period (it being understood that the scheduling of such days will be approved in advance by the CEO and take into consideration your ongoing duties and responsibilities as well as other senior executive schedules). The Company will provide you with a comprehensive relocation package intended to cover reasonable costs associated with relocating from San Jose, California. Such package will include the following, subject to a $100,000 cumulative cap inclusive of direct payments, reimbursements and any gross-ups to offset related taxable income to you:
☐	The Company will provide or reimburse you for the actual travel costs for up to two round trips by you and your immediate family from California to Minneapolis for purposes of house hunting and school interviews. You should work with the Company to make travel arrangements, including airfare and hotel, in accordance with Company travel policies and practices.
☐	The Company will arrange for and provide to you temporary living accommodations in the Minneapolis metropolitan area for a period beginning on your date of hire and ending no later than twelve months from your hire date, and travel between Minneapolis and California during such period, in accordance with the Company’s travel policies and practices, on average not more than twice per month.

Offer Letter — Scadina

☐	The Company will reimburse you for closing costs in connection with your purchase of a home in the Minneapolis metropolitan area.
☐	The Company will pay an agreed upon vendor for reasonable costs of moving the household goods and personal effects of you and your family from California to the Minneapolis metropolitan area.
To the extent that the relocation benefits provided to you under this letter agreement represent taxable income to you, the Company will gross-up such amount to account for the estimated taxes to be owed by you, in accordance with the policies and practices of the Company. You will submit receipts or other appropriate documentation of each expense under this paragraph within 30 days after such expense is incurred, and the Company will pay such reimbursements to you within 30 days thereafter.
8.	Following your initial six-month employment period, you will be permitted to office ten business days every quarter, on average, at the Fair Isaac San Jose, CA office, it being understood that the scheduling of such days will be approved in advance by the CEO and take into consideration your ongoing duties and responsibilities as well as other senior executive schedules. For a period ending with your five year employment anniversary (“Travel Period”), the company will reimburse you for the cost of economy class airfare for you, your spouse and dependent children associated with up to eight round-trips annually from Minneapolis to San Jose during the Travel Period. Such reimbursements will be imputed as taxable income to you and you will be paid a gross-up amount to substantially offset related income taxes.

9.	You will be eligible to participate in Fair Isaac’s comprehensive set of benefit programs including those described in the Benefits Package, paid time-off, deferred compensation and our retirement programs which include 401(k), Supplemental Retirement and Savings (deferred compensation) and Employee Stock Purchase plans. You will accrue vacation at the rate of four (4) weeks per year upon your hire date.

10.	This offer letter does not constitute an Employment Agreement and your employment will be “at- will” meaning that either you or the Company may terminate your employment relationship at any time for any reason, with or without cause or notice. This term of employment is not subject to change or modification of any kind except by a written agreement signed by both you and the CEO of the Company.

11.	You will be required to sign a Proprietary Information and Inventions Agreement as a condition of employment.

Offer Letter — Scadina

Please respond to this offer and confirm your desired start date by signing and faxing this document to Richard Deal, VP-Human Resources, at 612-758-5201
Mark, I look forward to your acceptance of this offer and to the significant contributions I’m confident you’11 make.
Please contact me (612-758-5210) or Richard Deal (612-758-5225) directly if you have any questions.

Sincerely,

Mark Greene
CEO
I have read and accept this offer of employment and expect to commence working with Fair Isaac Corporation, on the following date: 6/11/07. I understand any other agreements which may have previously been made to me are superseded by this offer.

Dated: 6/6/06	/s/ Mark R. Scadina Mark R. Scadina